SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 26, 2003
(Date of Report)
(Date of Earliest Event Reported)

CORIXA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22891	91-1654387
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1124 Columbia Street, Suite 200, Seattle, WA 98104-2040
(Address of Principal Executive Offices, including Zip Code)

(206) 754-5711
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 10.1
EXHIBIT 10.2

Item 5. Other Events

On October 23, 1998, Coulter Pharmaceutical, Inc., or Coulter, a wholly owned subsidiary of Corixa Corporation, or Corixa, and SmithKline Beecham Corporation, or SKB, entered into a loan agreement under which SKB loaned Coulter $15.0 million. The loan agreement, as amended, permitted Corixa to elect to repay the borrowed amount in either cash or shares of Corixa common stock at its discretion.

On August 26, 2003, Corixa and SKB amended the loan agreement and entered into a registration rights agreement in order to facilitate SKB’s resale of the shares of Corixa common stock in the event that Corixa elected to repay the loan in shares. Pursuant to the terms of the amendment and the registration rights agreement, the parties agreed that Corixa, at its own expense, would file a registration statement on Form S-3 that would allow SKB to resell such shares in the public market under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to the registration rights agreement, Corixa agreed to file with the Securities and Exchange Commission a resale shelf registration statement promptly after the date on which Coulter elects to repay the loan in shares. Corixa agreed to use commercially reasonable efforts to cause such registration statement to become effective no later than 10 business days after such election. In the event that the registration statement does not become effective within 10 business days, Corixa is obligated to pay SKB a cash payment equal to the interest that would have accrued on the loan had it remained outstanding from the repayment date to the date of effectiveness. Corixa agreed, subject to customary exceptions, to keep the registration statement effective for up to one year after repaying the loan. Corixa also agreed to indemnify SKB against any losses, claims, damages or liabilities to which SKB becomes subject under the Securities Act related to the registration statement.

Copies of the amendment to the loan agreement and the registration rights agreement are attached to this report as Exhibits 10.1 and 10.2, respectively.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits.

10.1	Second Amendment to Loan Agreement dated August 26, 2003 among Coulter Pharmaceutical, Inc., Corixa Corporation and SmithKline Beecham Corporation

10.2	Registration Rights Agreement dated August 26, 2003 between Corixa Corporation and SmithKline Beecham Corporation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIXA CORPORATION

Date: September 9, 2003	By: /s/ Michelle Burris

Name: Michelle Burris Its: Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Second Amendment to Loan Agreement dated August 26, 2003 among Coulter Pharmaceutical, Inc., Corixa Corporation and SmithKline Beecham Corporation

10.2	Registration Rights Agreement dated August 26, 2003 between Corixa Corporation and SmithKline Beecham Corporation